News Release

Contact:	W. Michael Madden President & COO (615) 872-4898	Tripp Sullivan SCR Partners (615) 760-1104

IR@Kirklands.com

KIRKLAND’S REPORTS SECOND QUARTER 2014 RESULTS

NASHVILLE, Tenn. (August 21, 2014) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 26-week periods ended August 2, 2014.

Net sales for the 13 weeks ended August 2, 2014, increased 6.6% to $103.5 million compared with $97.1 million for the 13 weeks ended August 3, 2013. Comparable store sales for the 13 weeks ended August 2, 2014, including e-commerce sales, increased 3.6% compared with a decrease of 0.2% in the prior-year quarter. Kirkland’s opened 6 stores and closed 2 during the second quarter, bringing the total number of stores to 328 at quarter end.

Net sales for the 26 weeks ended August 2, 2014, increased 6.7% to $211.7 million compared with $198.4 million for the 26 weeks ended August 3, 2013. Comparable store sales, including e-commerce, for the 26 weeks ended August 2, 2014, increased 4.3% compared with a decrease of 1.3% in the prior-year period. Kirkland’s opened 13 stores and closed 9 during the 26-week period.

The Company reported a net loss of $1.1 million, or $0.06 per diluted share, for the 13 weeks ended August 2, 2014, compared with a net loss of $0.6 million, or $0.03 per diluted share, for the 13 weeks ended August 3, 2013.

For the 26 weeks ended August 2, 2014, the Company reported net income of $1.0 million, or $0.06 per diluted share compared with net income of $1.2 million, or $0.07 per diluted share, for the 26 weeks ended August 3, 2013.

Robert Alderson, Kirkland’s Chief Executive Officer, said, “We experienced a strong start and a strong finish to the quarter with comparable sales and margins in line with our expectations. Slower traffic experienced in June and some delays in new store openings related to the timing of space availability affected an otherwise solid second quarter. Early sales and margin trends in August are encouraging, and we will look to build on that momentum through the second half of the year. Seasonal product has also been introduced in the stores and has been well received.”

Stock Repurchase Plan
During the quarter, the Company repurchased 68,000 shares of common stock for a total expenditure of $1.2 million, or an average price of $18.20 per share. As of the end of the second quarter, the Company had $28.8 million remaining under its current share repurchase authorization.

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KIRK Reports Second Quarter Fiscal 2014 Results

August 21, 2014

Updated Fiscal 2014 Outlook
Store Growth:	For the 52-week period ending January 31, 2015 (“fiscal 2014”), the Company expects to open approximately 35 new stores and close approximately 15 stores.
Sales:
Total sales for fiscal 2014 are expected to increase
approximately 7% to 8.5% compared with fiscal 2013. This
level of sales performance would imply a comparable store
sales increase of approximately 3% to 4.5% for fiscal
2014.

Margin & Expenses:
The Company expects year-over-year improvement in
merchandise and gross profit margins that is expected to
result from a lower markdown rate, lower inbound freight
costs, and sales leverage. Operating expenses are
expected to increase on a dollar basis due to the increase
in stores and incremental investments in corporate
headcount to support our growth initiatives. The Company
is also anticipating approximately $0.04 per diluted share
in additional costs associated with its second half lease
expiration and transition to replacement corporate
headquarters space.

Earnings:
Based on the above assumptions, without regard to share
repurchase activity, the Company expects fiscal 2014
earnings per diluted share to be in the range of $0.87 to
$0.97. The Company expects its full year tax rate to be
approximately 39%.

Cash Flow:
Capital expenditures in fiscal 2014 are estimated to range
between $31 million and $34 million. Based on the above
assumptions, the Company expects to generate positive cash
flow in fiscal 2014, excluding potential share
repurchases.

Third Quarter Fiscal 2014 Outlook
The Company issued guidance for the third quarter ending November 1, 2014, of net income of $0.02 to $0.04 per diluted share. Net sales are expected to be in the range of $113 million to $115 million with a comparable store sales increase in the range of 3% to 4.5%. The Company expects to open approximately 13 stores and close approximately 2 stores during the quarter. Costs associated with the Company’s move to a replacement headquarters building will amount to approximately $0.02 per diluted share in the third quarter.

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call on August 21, 2014, at 11:00 a.m. ET. The number to call for the interactive teleconference is (212) 231-2918. A replay of the conference call will be available through Thursday, August 28, 2014, by dialing (402) 977-9140 and entering the confirmation number, 21706374.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=100164 on August 21, 2014, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 328 stores in 35 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

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KIRK Reports Second Quarter Fiscal 2014 Results

August 21, 2014

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 17, 2014. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Second Quarter Fiscal 2014 Results

August 21, 2014

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13-Week	13-Week
	Period Ended	Period Ended
	August 2,	August 3,
	2014	2013
Net sales	$103,485	$97,123
Cost of sales	65,612	61,480

Gross profit	37,873	35,643

Operating expenses:
Operating expenses	35,313	32,767
Depreciation	4,431	3,950

Operating loss	(1,871)	(1,074)

Other (income) expense, net	(159)	19

Loss before income taxes	(1,712)	(1,093)
Income tax benefit	(657)	(516)

Net loss	$(1,055)	$(577)

Loss per share:
Basic	$(0.06)	$(0.03)

Diluted	$(0.06)	$(0.03)

Shares used to calculate loss per share:
Basic	17,335	17,174

Diluted	17,335	17,174

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KIRK Reports Second Quarter Fiscal 2014 Results

August 21, 2014

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	26-Week	26-Week
	Period Ended	Period Ended
	August 2,	August 3,
	2014	2013
Net sales	$211,740	$198,356
Cost of sales	131,265	123,307

Gross profit	80,475	75,049

Operating expenses:
Operating expenses	70,256	65,546
Depreciation	8,731	7,741

Operating income	1,488	1,762

Other (income) expense, net	(172)	25

Income before income taxes	1,660	1,737
Income tax expense	660	541

Net income	$1,000	$1,196

Earnings per share:
Basic	$0.06	$0.07

Diluted	$0.06	$0.07

Shares used to calculate earnings per share:
Basic	17,321	17,129

Diluted	17,831	17,535

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KIRK Reports Second Quarter Fiscal 2014 Results

August 21, 2014

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	August 2, 2014	February 1, 2014	August 3, 2013
ASSETS

Current assets:
Cash and cash equivalents	$68,468	$89,050	$63,489
Inventories, net	57,364	52,637	53,979
Deferred income taxes	2,828	2,777	1,630
Other current assets	12,534	8,817	12,258

Total current assets	141,194	153,281	131,356

Property and equipment, net	86,201	80,329	77,537
Other assets	2,065	1,838	1,757

Total assets	$229,460	$235,448	$210,650

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,434	$23,102	$21,442
Income taxes payable	—	5,875	—
Other current liabilities	22,440	23,670	21,470

Total current liabilities	44,874	52,647	42,912

Non-current deferred income taxes	3,274	3,337	3,074
Deferred rent and other long-term liabilities	44,935	44,235	43,647

Total liabilities	93,083	100,219	89,633

Net shareholders’ equity	136,377	135,229	121,017

Total liabilities and shareholders’ equity	$229,460	$235,448	$210,650

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KIRK Reports Second Quarter Fiscal 2014 Results

August 21, 2014

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	26-Week	26-Week
	Period Ended	Period Ended
	August 2, 2014	August 3, 2013
Net cash provided by (used in):
Operating activities	$(4,518)	$1,979
Investing activities	(14,827)	(6,841)
Financing activities	(1,237)	554

Cash and cash equivalents:
Net decrease	(20,582)	(4,308)
Beginning of the period	89,050	67,797

End of the period	$68,468	$63,489

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